GVI Security Solutions, Inc. Reports Seventh Consecutive Profitable
Quarter on Strong Revenue Growth

CARROLLTON, Texas, November 12, 2008 - GVI Security Solutions, Inc. (OTCBB: GVSS), a leading provider of video security solutions featuring the complete Samsung Electronics line of products, announced its earnings for the third quarter and nine months ended September 30, 2008. Highlights of the third quarter include growth in day-to-day repeat sales to installers and integrators, and a series of large Latin American projects.

"We are pleased to report strong top line growth and our seventh consecutive profitable quarter," said Steven Walin, GVI Chairman/CEO. "The 13% growth in revenue we saw in the third quarter of 2008 as compared to the third quarter of 2007 demonstrates that the expanded marketing plans we have implemented in cooperation with our strategic partner, Samsung Electronics, are successfully driving our growth.”

Net revenue for the third quarter of 2008 increased by $1,468,000, or more than 13%, to over $12.2 million from under $10.8 million in the third quarter of 2007. Net Revenue for the nine months ended September 30, 2008 increased by $2,338,000, or 7% to approximately $36.4 million from approximately $34 million in the nine months ended September 30, 2007.

"Operationally, we delivered another strong quarter, reflecting our increased emphasis on growth while maintaining our focus on profitability and delivering our seventh consecutive profitable quarter," stated Joseph Restivo, GVI Chief Operating Officer/CFO. "In light of the widely noted issues affecting economies worldwide, our operating results, showing strong top-line growth and profitability were particularly impressive, with strong results from our basic day-to-day business of repeat sales to installers and integrators.”

“The third quarter saw a number of important developments for GVI,” continued Mr. Walin. “We saw strong performance in key markets including bank branch networks where we announced some very large orders including:
•	A follow-on order of 4,000 cameras by Caixa Economica Federal of Brazil, the largest public bank in Latin America, which had previously ordered 10,000 units
•	A complete video surveillance solution for the largest bank in Central America;
•	A complete video surveillance solution for over 50 branches of Banco de Guayaquil, one of the largest private banks in Ecuador
The strong performance in this sector carried forward into the current quarter with the recent announcement of another complete video surveillance solution for a major U.S. financial services company.

Also of note in the third quarter was overall strong performance in retail chains, with a number of high profile project wins including the Mexico operations of one of the world’s largest retailers and a large furniture chain. GVI also announced a number of other notable project wins including a major municipal public sector video surveillance project, and a security solution for one of the world’s largest soccer stadiums located in Brazil.

Two other major developments in the third quarter that are expected to positively impact GVI’s performance moving forward included the announcement by GVI’s strategic partner, Samsung Electronics, that they are committed to rapidly growing their worldwide security business to over $1 billion within three years, and GVI’s launch of the Samsung Electronics NET-i(TM) IP Video Security Solution at the security industry’s largest tradeshow.”

For the third quarter of 2008, net income was $254,000 or $0.01 per diluted share, compared to net income of $474,000, or $0.02 per diluted share, in the third quarter of 2007. The decline in after tax net income is directly attributable to income tax obligations incurred as a result of the company’s successful turnaround. For the third quarter of 2008, income tax expense totaled $251,000 as opposed to $13,000 in the third quarter of 2007. On a pre-tax basis, operating income before income taxes for the third quarter of 2008 was $505,000, an increase of approximately 4% as compared to $487,000 in the third quarter of 2007.

For the nine months ended September 30, 2008, net income was $949,000 or $0.03 per diluted share, an increase of approximately 1% from net income of $942,000, or $0.03 per diluted share, for the nine months ended September 30, 2007. On a pre-tax basis for the nine months ended September 30, 2008¸ operating income before income taxes rose over 67% to $1,639,000 as compared to $978,000 for the nine months ended September 30, 2007.

Gross profit for the third quarter of 2008 increased $556,000 to approximately $3.7 million from approximately $3.1 million for the third quarter of 2007.

Selling, General, and Administrative expenses overall increased $558,000 to approximately $3.0 million for the third quarter of 2008 from approximately $2.4 million for the third quarter of 2007, primarily due to increases in marketing and personnel expenses.

Net interest expense for the third quarter of 2008 decreased more than 10% to $176,000 from approximately $196,000 for the third quarter of 2007. This decrease is primarily a result of the lower interest rate on the Wells Fargo credit facility in effect for the third quarter of 2008 as compared with the interest rate on the prior facility in effect for the third quarter of 2007.

“Net income of $949,000 for the first nine months of 2008 aids us in reaching our goal of further lowering interest expenses moving forward,” added Joseph Restivo. “Upon achieving $1 million in net income for 2008, our current rate of prime plus 0.75% on our Wells Fargo credit facility will be reduced by 50 basis points to prime plus 0.25%.”

Earnings Conference Call

GVI will host a conference call at 4:15 p.m. Eastern Standard Time on Wednesday, November 12, 2008, to discuss the company's earnings for the quarter ended September 30, 2008. To participate in the event by telephone, please dial 1.800.434.1335 five to 10 minutes prior to the start time (to allow time for registration) and enter conference code 77518482 followed by the # key on your touchtone phone. The conference call will be broadcast live over the Internet and can be accessed at: http://register.webcastgroup.com/event/?wid=0711112084409
To monitor the live webcast, please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For your convenience you can also pre-register at any time. An audio replay of the event will be archived at the above Web address for one year. A digital replay of the call will be available immediately following the completion of the call. Dial 1.800.977.8002 and enter conference code 35362177 followed by the # key on your touchtone phone. The digital replay will be available for one year.

About GVI Security Solutions, Inc.

GVI Security Solutions, Inc. (OTCBB: GVSS) is a leading provider of video surveillance and security solutions, with sales and service representation throughout North, Central and South America. The company provides Samsung Electronics and GVI branded products, software and services to the Homeland Security and Commercial markets. Their customers include governments, major retail chains, leading financial institutions and public and private school systems.

Forward-Looking Statements:

Some of the statements made by GVI Security Solutions, Inc. in this press release are forward looking in nature. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. GVI Security Solutions, Inc. believes that its primary risk factors include, but are not limited to: reliance on primary supplier; concentration of customers; credit limits imposed by primary supplier; effective integration of recently acquired operations and personnel; expansion risks; effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; rapid change in technology; the number and size of competitors in its markets; outstanding indebtedness; control of the Company by principal stockholders; law and regulatory policy; the mix of products and services offered in the company's target markets; and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2007 currently on file, as well as the risk that projected business opportunities will fail to materialize or will be delayed.

GVI Security Solutions, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007

Revenues	$12,229	$10,761	$36,393	$34,055

Cost of Revenues	8,559	7,647	25,496	24,587

Gross Profit	3,670	3,114	10,897	9,468

Selling, General and Administrative Expenses	2,989	2,431	8,699	7,682

Operating Income	681	683	2,198	1,786

Interest Expense	176	196	559	808

Income from operations before income taxes	505	487	1,639	978

Income Tax Expense	251	13	690	36

Net Income	$254	$474	$949	$942

Basic income per common share:
Net income per common share	$0.01	$0.02	$0.03	$0.03
Weighted average common shares outstanding	28,197,107	28,147,000	28,177,070	27,997,000

Diluted net income per common share:
Net income per common share	$0.01	$0.01	$0.03	$0.03
Weighted average common shares outstanding	32,265,182	33,473,000	33,238,644	33,592,000

Company Contact:

GVI Security Solutions
Esra Pope
972-245-7353

Investor Contact:

Paul Holm, President
Portfolio PR
212-888-4570
paulh@portfoliopr.biz